EXHIBIT 3.1b

RESTATED AND AMENDED ARTICLES OF INCORPORATION

The undersigned corporation, for the purpose of amending and restating its Articles of Incorporation and pursuant to the provisions of 215 ILCS 5/29 of the Illinois Insurance Code, hereby executes the following Articles of Amendment:

ARTICLE ONE
The name of the Company shall be AMERICAN COUNTRY INSURANCE COMPANY.

ARTICLE TWO
The principal offices of the Company shall be located in Cook County, Illinois.

ARTICLE THREE
The duration of the Company shall be perpetual.

ARTICLE FOUR
The Company shall engage in the writing of insurance policies and reinsurance business as defined in Class 2 and Class 3 of Section 4 of the Illinois Insurance Code, as follows:

Class 2. Casualty, Fidelity and Surety.

(a) Accident and Health. Insurance against bodily injury, disablement or death by accident and against disablement resulting from sickness or old age and every insurance appertaining thereto.

(b) Vehicle. Insurance against any loss or liability resulting from or incident to the ownership, maintenance or use of any vehicle (motor or otherwise), draft animal or aircraft. Any policy insuring against any loss or liability on account of the bodily injury or death of any person may contain a provision for payment of disability benefits to injured persons and death benefits to dependents, beneficiaries or personal representatives of persons who are killed, including the named insured, irrespective of legal liability of the insured, if the injury or death for which benefits are provided is caused by accident and sustained while in or upon or while entering or alighting from or through being struck by a vehicle (motor or otherwise), draft animal or aircraft, and such provision shall not be deemed to be accident insurance.

(c) Liability. Insurance against the liability of the insured for the death, injury or disability of an employee or other person, and insurance against the liability of the insured for damage to or destruction of another person's property.

(d) Workmen's Compensation. Insurance of the obligations accepted by or imposed upon employers under laws for workmen's compensation.

(e) Burglary and Forgery. Insurance against loss or damage by burglary, theft, larceny, robbery, forgery, fraud or otherwise; including all householders' personal property floater risks.

(f) Glass. Insurance against loss or damage to glass, including lettering, ornamentation and fittings from any cause.

(g) Fidelity and Surety. Become surety or guarantor for any person. co-partnership or corporation in any position or place of trust or as custodian of money or property, public or private; or, becoming a surety or guarantor for the performance of any person, co-partnership or corporation of any lawful obligation, undertaking, agreement or contract of any kind, except contracts or policies of insurance; and underwriting blanket bonds. Such obligations shall be known and treated as suretyship obligations and such business shall be known as surety business.

(h) Miscellaneous. Insurance against loss or damage 1:0 property and any liability of the insured caused by accidents to boilers, pipes, pressure containers, machinery and apparatus of any kind and any apparatus connected thereto, or used for creating, transmitting or applying power, light, heat, steam or refrigeration. making inspection of and issuing certificates of inspection upon elevators, boilers, machinery and apparatus of any kind and all mechanical apparatus and appliances appertaining thereto; insurance against loss or damage by water entering through leaks or openings in buildings, or from the breakage or leakage of a sprinkler, pumps, water pipes) plumbing and all tanks, apparatus, conduits and containers designed to bring water into buildings or tor its storage or utilization therein. or caused by the falling of a tank, tank platform or supports; or against loss or damage from any cause (other than causes specifically enumerated under Class 3 of this section) to such sprinkler, pumps, water pipes, plumbing, tanks, apparatus, conduits or containers; insurance against loss or damage which may result from the failure of debtors to' pay their obligations to the insured; and insurance of the payment of money for personal services under contracts of hiring.

(i) Other Casualty Risks. Insurance against any other casualty risk not otherwise specified under Classes 1 or 3, which may lawfully be the subject of insurance and may properly he classified under Class 2. Such coverages shall, for the purpose of classification, be included in the specific grouping of the kinds of insurance wherein such cause is specified.

(j) Contingent Losses. Contingent, consequential and indirect coverages wherein the proximate cause of the loss is attributable to anyone of the causes enumerated under Class 2. Such coverages shall, for the purpose of classification, be included in the specific grouping of the kinds of insurance wherein such cause is specified.

(k) Livestock and Domestic Animals. Insurance against mortality, accident and health of livestock and domestic animals.

Class 3. Fire and Marine, etc.

(a) Fire. Insurance against loss or damage by fire, smoke and smudge, lightning or other electrical disturbances.

(b) Elements. Insurance against loss or damage by earthquake, windstorms, cyclone, tornado, tempests, hail, frost, snow, ice, sleet, flood, rain, drought or other weather or climatic conditions including excess or deficiency of moisture, rising of the waters of the ocean or its tributaries.

(c) War, Riot and Explosion. Insurance against loss or damage by bombardment, invasion, insurrection, riot, strikes, civil war or commotion, military or usurped power, or explosion (other than explosion of steam boilers and the breaking of wheels on premises owned, controlled, managed, or maintained by the insured).

(d) Marine and Transportation. Insurance against loss or damage to vessels, craft, aircraft, vehicles of every kind (excluding vehicles operating under their own power or while in storage not incidental to transportation), as well as all goods, freights, cargoes, merchandise, effects, disbursements, profits, moneys, bullion, precious stones, securities, choses in action, evidences of debt, valuable papers, bottomry and respondentia interests and all other kinds of property and interests therein, in respect to, appertaining to or in connection with any or all risks or perils of navigation, transit, or transportation, including war risks. on or under any seas or other waters, on land or in the air. or while being assembled, packed, crated, baled, compressed or similarly prepared for shipment or while awaiting the same, or during any delays, storage, transshipment, or reshipment, incident thereto, including marine builder's risks and all personal property floater risks; and for loss or damage to persons or property in connection with or appertaining to marine, inland marine, transit or transportation insurance, including liability for loss of or damage to either arising out of or in connection with the construction, repair, operation, maintenance. or use of the subject matter of such insurance, (but not including life insurance or surety bonds); but, except as herein specified, shall not mean insurance against loss by reason of bodily injury to the person; and insurance against loss or damage to precious stones, jewels, jewelry, gold, silver and other precious metals whether used in business or trade or otherwise and whether the same be in course of transportation or otherwise. which shall include jewelers block insurance; and insurance against loss or damage to bridges, tunnels and other instrumentalities of transportation and communication (excluding buildings, their furniture and furnishings, fixed contents and supplies held in storage) unless fire, tornado, sprinkler leakage, hail, explosion, earthquake, riot and civil commotion are the only hazards to be covered; and to piers, wharves, docks and slips, excluding the risks of fire, tornado, sprinkler leakage, hail, explosion, earthquake, riot and civil commotion; and to other aids to navigation and transportation, including dry docks and marine railways, against all risk.

(e) Vehicle. Insurance against loss or liability resulting from or incident to the ownership, maintenance or use of any vehicle (motor or otherwise), draft animal or aircraft, excluding the liability of the insured for the death, injury or disability of another person.

(f) Property Damage, Sprinkler Leakage and Crop. Insurance against the liability of the insured for loss or damage to another person's property or property interests from any cause enumerated in this class; insurance against loss or damage by water entering through leaks or openings in buildings, or from the breakage or leakage of a sprinkler, pumps, water pipes, plumbing and all tanks, apparatus, conduits and containers designed to bring water, into buildings or for its storage Or utilization therein, or caused by the falling of a tank, tank platform or supports or against loss or damage from any cause to such sprinklers, pumps, water pipes, plumbing, tanks, apparatus, conduits or containers; insurance against loss or damage from insects, diseases or other causes to trees, crops or other products of the soil.

(g) Other Fire and Marine Risks. Insurance against any other property risk not otherwise specified under Classes 1 or 2, which may lawfully be the subject of insurance and may properly be classified under Class 3.

(h) Contingent Losses. Contingent, consequential and indirect coverages wherein the proximate cause of the loss is attributable to any of the causes enumerated under Class 3. Such coverages shall, for the purpose of classification, be included in the specific grouping of the kinds of insurance wherein such cause is specified.

ARTICLE FIVE
1. The corporate powers of the Company shall be exercised by, and its business and affairs shall be under the control of a Board of Directors composed of not less than three nor more than twenty-one (21) natural persons and who are at least twenty-one (21) years of age and at least three of whom are residents and citizens of this State.

2. The first Board of Directors shall be elected at the first meeting of shareholders and all Directors shall be elected annually thereafter at the annual meeting of shareholders.

3. In all elections for Directors every shareholder has the right to vote, in person or by proxy, for the number of shares owned by him for as many persons as there are Directors to be elected, or to accumulate his shares, and give one candidate as many votes as the number of Directors multiplied by the number of his shares equals, or to distribute them on the same principle among as many candidates as he thinks fair, and the Directors so elected shall hold office until the next annual meeting of the shareholders or until their successors shall have been elected and qualified. The stockholders at any regular or special meeting may fill any vacancy in the board of directors for the unexpired term.

ARTICLE SIX
1. The amount of the authorized capital of the corporation shall be $5,000,000; the aggregate number of common shares which the company shall have authority to issue shall be 5,000,000; and the par value of each common share shall be $1.00. The minimum paid in surplus shall be $1,000,000.

2. The corporate powers of the corporation shall be vested in the board of directors who shall have power to do any and all acts the corporation may do under the law and not otherwise to be performed by the shareholders, and shall have power to adopt by-laws not inconsistent with law for the government and regulation of the business. The company may issue both participating and nonparticipating policies. The board of directors shall have power to determine the amount and manner of payment of dividends to the holders of participating policies. Such dividends shall be in accordance with such rates and rules and applicable to such kind or kinds of insurance as may be determined by the board of directors, which shall have power to adopt any by-laws pertaining to such declaration and payment which in the Judgment of the said board of directors seem necessary or desirable.

3. The common shares issued and outstanding may be increased from time to time within the limits of the capital authorized by this Article, in accordance with the provisions of the Illinois insurance Code which relate thereto.

4. The Board of Directors shall have the power, by appropriate resolution, to authorize the issuance or sale at any time or from time to time of the whole or any part of said 5,000,000 authorized but unissued common shares as additions to paid up capital pursuant to one or more permits issued at any time or from time to time by the Director of Insurance of the State of Illinois.

ARTICLE SEVENTH

1. The designation of the general officers shall be a President, a Vice-President, a Treasurer and a Secretary and such other officers as may be designated by the board of Directors.
2. The fiscal year shall commence on the first day of January and terminate on the 31st of December of each year.

IN WITNESS WHEREOF, we the President and Secretary, respectively, of American Country Insurance Company, have set our hands and seals this 13th day of February, 2004.

By:    /s/ Roger T. Beck

ROGER T. BECK, PRESIDENT

Attest:    /s/ Ronald Jay Gold

RONALD JAY GOLD, SECRETARY